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                                    EXHIBIT 4.1
                            EXECUTIVE STOCK OPTION PLAN

1. PURPOSE OF THE PLAN. The purpose of the Executive Stock Option Plan (the "Plan") of Intertape Polymer Group Inc. (the "Company") is:
       a. to promote a proprietary interest in the Company and its subsidiaries among their executives;
       b. to encourage the executives to further the development of the Company and its subsidiaries; and
       c. to attract and retain the key employees necessary for the Company's and its subsidiaries' long-term success.

2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Board respecting the Plan shall be binding upon the Optionees (as hereinafter defined) and conclusive.

3. ELIGIBILITY AND PARTICIPATION. The Board will designate those eligible employees who may participate in the Plan. Generally, participation in the Plan will be limited to those positions that can have a significant impact on the Company's or its subsidiaries' long-term results.

4. DESCRIPTION AND NUMBER OF SECURITIES OFFERED. The Shares offered shall be "Common Shares" (the "Shares") of the Company. The total number of Shares reserved for issuance under this Plan and any other employee or executive stock option or stock purchase plan shall be at all time ten percent (10%) of the issued and outstanding Shares of the Company. The number of Shares of the Company so reserved for issuance to any one person shall not exceed five percent (5%) of the issued and outstanding Shares of the Company.

5. GRANTS. The Board shall designate from time to time from among the eligible employees those employees (the "Optionees") to whom a grant (the "Grant") shall be made. The Board shall determine, at its discretion:
       a. the number of Shares to which such Grant relates, with reference inter alia to the Market Value of the Shares and taking into consideration the Optionee's base salary;
       b. subject to clause 7 hereto, the terms and conditions attaching thereto; and
       c. the date on which the Grant becomes effective, subject to the following.
       Notwithstanding the foregoing, the Board shall not, during the period up to December 31, 1992, grant more than 400,000 options to purchase Shares.


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6.     PRICE OF THE SHARES.  For the purposes of the Plan, "Market Value" shall mean the average of the closing price of the Shares on The Montreal Exchange, The Toronto Stock Exchange and the American Stock Exchange (collectively, the "Exchanges") for the five trading days immediately preceding the day of Grant, subject to the rules and policies of the Exchanges. The price of the Shares to be purchased through the exercise of an option shall be determined by the Board. The Board may determine different prices for different Grants, but any such price shall never be less than the Market Value less the applicable discount authorized by the Exchanges.

7. OPTION PERIOD. The options granted by the Board shall not be exercisable immediately on the date of such Grant, but shall vest twenty-five percent (25%) per year over four (4) years. Accordingly, twenty-five percent (25%) of the options so granted shall be exercisable on or after the first anniversary of the Grant, or of the date such Grant becomes effective, as the case may be, and a further twenty-five percent (25%) of the options so granted shall be exercisable on or after each of the second, third and fourth anniversaries of the Grant, or of the date such Grant becomes effective, as the case may be.

8. PAYMENT OF THE SHARES. Each Optionee must pay in full for the Shares purchased by way of exercising an option under the Plan.

9.     TERMINATION OF EMPLOYMENT AND DISABILITY

       9.1 When an Optionee ceases to be an employee of the Company or one of its subsidiaries, for any reason other than retirement or death, any option held by the Optionee shall become void, unless the Board decides otherwise.
       9.2 In the case of retirement, the Board, at its discretion, may allow the Optionee to exercise the options as they vest and accrue or over another period of time to be determined by the Board.
       9.3 In the case of an Optionee's death, the estate of the Optionee shall be entitled to exercise any option for which rights have vested and accrued in the Optionee at the time of death and any other option not yet vested that the Board may determine within a period of time to be determined by the Board.

10. DURATION, AMENDMENT OR TERMINATION OF PLAN. The Board may amend or terminate the Plan at any time but, in such event, the rights of Optionees related to any options granted but unexercised under the Plan shall be preserved and maintained and no amendment can confer additional benefits upon Optionees or other eligible employees without prior approval by the shareholders of the Company.

11. OFFER FOR SHARES OF THE COMPANY. In the event that, at any time, a bona fide offer to purchase all or part of the Shares outstanding is made to all holders of Shares, notice of such offer shall be given by the Company to each Optionee and all granted but


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       unexercised options will become exercisable immediately, but only to the extent necessary to enable an Optionee to tender his Shares should the Optionee so desire.

12. SUBDIVISION, CONSOLIDATION, CONVERSION OR RECLASSIFICATION. In the event that the Shares of the Company are subdivided, consolidated, converted or reclassified by the Company, or that any other action of a similar nature affecting such Shares is taken by the Company, any unexercised option shall be appropriately adjusted, and the number of Shares reserved for issuance under the Plan shall be adjusted in the same manner.

13. NECESSARY APPROVALS. The Company's obligation to issue and deliver Shares in accordance with the Plan, as well as any amendment thereto, is subject to the approval of regulatory authorities having jurisdiction over the Company's Shares.

14. RIGHTS NON-ASSIGNABLE. The rights of an Optionee pursuant to the provisions of this Plan are non-assignable.

15. GOVERNING LAW. The provisions of the Plan shall be interpreted in accordance with the laws of the Province of Quebec.

16.    PARTICIPATION VOLUNTARY

       16.1 The participation of an employee in the Plan is entirely voluntary and non obligatory and shall not be interpreted as conferring upon any such employee any rights or privileges other than those rights and privileges expressly provided in the Plan.
       16.2 The Plan does not provide any guarantee against any loss or profit which may result from fluctuations in the Market Value of the Shares.


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